Exhibit 10.2

March 20, 2026

UTG BRANDS MANAGEMENT GROUP LIMITED

and

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

BRAND SUPPORT SERVICES AGREEMENT

i

THIS BRAND SUPPORT SERVICES AGREEMENT (“Agreement”) is dated as of March 20, 2026 (the “Effective Date”), and made between:

PARTIES

(1)	UTG Brands Management Group Limited, a company incorporated in Hong Kong and whose registered office is at 5/F, Kam Sang Building, 257 Des Voeux Road Central, Hong Kong (“UTG”); and

(2)

Playboy Enterprises International, Inc., a corporation incorporated under the laws of Delaware, U.S., with its principal place of business at 10960 Wilshire Blvd., Suite 2200, Los Angeles, CA, U.S. (“Company”).

WHEREAS:

(A)

In connection with the operation of the Business through the Group in the Territory, UTG, PLBY (BVI) Limited (“PLBY”), Playboy Enterprises, Inc., and Playboy China (BVI) Limited, have entered into that certain Share Purchase Agreement, dated as of the date hereof (the “Share Purchase Agreement”).

(B)

In connection with the operation of the Business through the Group in the Territory, UTG, PLBY (BVI) Limited (“PLBY”), Playboy Enterprises, Inc., and Playboy China (BVI) Limited, have entered into that certain Shareholders Agreement, dated as of the date hereof (the “Shareholders Agreement”). Capitalized terms used in this Agreement but not otherwise defined in this Agreement have the meanings given to them in the Shareholders Agreement.

(C)

In addition to the Shareholders Agreement, UTG and PLBY have entered into certain other Transaction Documents and this Agreement is one of the Transaction Documents so entered into and referred to in the Shareholders Agreement.

(D)

Pursuant to the Shareholders Agreement, UTG and PLBY agreed that, among other things, the Company shall provide certain support services for the PLAYBOY brand, subject to the terms and conditions of this Agreement.

(E)

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of and sufficiency of which is hereby acknowledged, the Parties hereby enter into this Agreement to set out the scope of brand support services to be provided by Company and the rights and obligations of the Parties to this Agreement.

IT IS AGREED THAT:

1. DEFINITIONS AND INTERPRETATION

The following terms have the following meanings.

“Annual Cap”	has the meaning set out in Clause 3.1;

“Anti-Money Laundering Laws”	all applicable money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any governmental agency having jurisdiction over UTG, the Company and PLBY;

“Agreement”	has the meaning set out in the preamble;

“Applicable Law”	all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states or territories, or between states, territories or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Business”	the business of the Group which includes the marketing, licensing, management of distribution and localisation of products and services bearing the PLBY Trademarks in the Territory and any other business activities as approved from time to time by the Company.

“Company”	has the meaning set out in the Preamble;

“Costs”	has the meaning set out in Clause 3.3;

“Data Security Laws”	all Applicable Laws to the extent concerning the security protection of business data and personal data, including but not limited to the Cybersecurity Law, the Data Security Law and the Personal Information Protection Law of the PRC;

“Cross Default”	a Closing Breach (as defined in the Share Purchase Agreement) or a failure giving rise to UTG’s termination right set forth in Section 10.1.3 of the Shareholders Agreement;

“Dispute”	has the meaning set out in Clause 12.2;

“Force Majeure Event”	any cause affecting, preventing or hindering the performance by a Party of its obligations under this Agreement arising from acts, events, omissions or non-events beyond its reasonable control, including acts of God, riots, war, acts of terrorism, fire, flood, storm or earthquake and any disaster, pandemic, change of law, change in the government policies of the United States or the PRC that materially adversely impact the Group’s ability to operate the Business;

“Group”	Playboy China (BVI) Limited and each of its Subsidiaries and “Group Company” means any of them;

“Hong Kong”	Hong Kong Special Administrative Region of the PRC;

“Party(ies)”	Party(ies) to this Agreement, i.e. UTG and Company;

“PLBY”	PLBY (BVI) Limited, a BVI company;

“PLBY Parent”	Playboy Enterprises, Inc., a Delaware corporation;

“PRC”	Peoples’ Republic of China, including Hong Kong and the Macau Special Administrative Region but for the sole purposes of this Agreement excluding Taiwan.

“Sanctions”	any country- or territory-wide trade, economic or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by a Sanctions Authority;

“Sanctions Authorities”	(a) the Security Council of the United Nations; (b) the governments of PRC, Hong Kong, the United States, the United Kingdom and the European Union; and (c) the respective governmental institutions and agencies of any of the foregoing;

“Services”	the brand support services to be provided by Company and the scope of which is set out in Schedule 1;

“Shareholders Agreement”	has the meaning set out in the Preamble;

“Term”	has the meaning set out in Clause 9.1;

“Territory”	the PRC;

“UTG”	has the meaning set out in the Preamble.

1.1	In this Agreement, except where the context otherwise requires:

(1)	references to Clauses, Schedules and the Recitals are to clauses, and the recitals of, and the schedules and exhibits to, this Agreement;

(2)

references to this Agreement or to any specified provision of this Agreement are to this Agreement or provision as in force for the time being (as amended, modified, supplemented, varied, assigned or novated, from time to time);

(3)	a reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

(4)	headings and the table of contents are included in this Agreement for convenience only and do not affect its interpretation;

(5)	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(6)	a reference to a writing shall include any mode of reproducing words in a legible and non-transitory form;

(7)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

(8)	a reference to “USD” or “U.S. dollars” shall be construed as a reference to the lawful currency of the United States of America;

(9)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(10)	a reference to any rounding of any number shall be construed such that 0.5 would be rounded up;

(11)	words importing the singular include the plural and vice versa.

1.2

The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event that a question of interpretation arises (including as to the intention of the parties), no presumption or burden of proof shall arise in favour of or against any party based on the authorship of any provisions.

2.	BRAND SUPPORT SERVICES

2.1

Upon the terms and subject to the conditions set forth herein, UTG agrees to engage the Company to conduct certain activities and services that are intended to enhance the PLAYBOY brand, and Company hereby agrees, to conduct, by itself or through any of its Affiliates, the Services as set out in Schedule 1 during the Term. Nothing in this Agreement shall be construed as an assumption by any of Company’s Affiliates of any obligations or liabilities of Company under this Agreement and Company shall remain responsible for the acts and omissions of Company’s Affiliates, if any, through which the Services are provided.

2.2

UTG acknowledges that the Services are rendered by Company to support the PLAYBOY brand generally, and not specifically to benefit UTG’s use of the PLAYBOY brand, and that Company shall determine in its sole discretion which Services to provide at any time and from time to time.

2.3

Company shall provide the Services in good faith and accordance with the terms of this Agreement, using personnel of commercially reasonable skill, experience, and qualification, in a professional manner and in accordance with generally recognized industry practices, and in accordance with Applicable Laws. For the avoidance of doubt, the Parties hereby acknowledge, confirm and agree that Company makes no promises, representations, warranties or guarantees that the Services to be rendered will result in a profit or will not result in a decline in profits of UTG. The Parties further acknowledge, confirm and agree that Company shall not incur any liability or obligation to UTG related to the Services because the performance of UTG declines or does not improve after the Effective Date.

3.	COSTS AND EXPENSES

3.1

UTG shall reimburse Company for Company’s Costs in providing the Services, up to an annual cap (“Annual Cap”) of (1) $4 million for Services provided in the first contract year of the Term, (2) $4 million for Services provided in the second contract year of the Term, and (3) $2 million for Services provided in the third contract year of the Term.

3.2

For each contract year of the Term, UTG shall pay to Company the total amount of the Annual Cap for such contract year as follows: (i) on the date of the Initial Closing (as defined in the Share Purchase Agreement), with respect to the first contract year, (ii) on the date of the Second Closing (as defined in the Share Purchase Agreement), with respect to the second contract year, and (iii) on the date of the Final Closing (as defined in the Share Purchase Agreement), with respect to the third contract year, in each case provided that such closing occurs on the terms set forth in the Share Purchase Agreement. Within 30 days following the end of each of the first three contract quarters during such contract year, Company will provide a report to UTG setting forth in reasonable detail the Services provided during such quarter and the Costs thereof. Within 45 days following the end of each contract year, Company provide a report to UTG setting forth in reasonable detail the Services provided during the fourth contract quarter of such contract year, and the Costs thereof and, if the Costs of the Services provided during such contract year are less than the Annual Cap previously paid by UTG to Company for such contract year, Company will refund the amount of such shortfall by wire transfer to UTG concurrently with delivery of such report. The Company represents and warrants that all of the information provided in the reports provided shall be true and correct and accurately reflect the Costs incurred by the Company, based on the books and records of the Company.

3.3

“Costs” shall mean all direct or indirect costs of the Company in providing the Services, including without limitation salaries, overhead, contractor costs, talent fees, fees to vendors, fees to service providers and amortization and depreciation of capitalized brand costs.

4.	FORCE MAJEURE EVENTS

4.1

Subject to the remaining provisions of this Clause, neither Party shall in any circumstances be liable to the other for any delay or non-performance of its obligations under this Agreement to the extent that such delay or non-performance is due to a Force Majeure Event.

4.2	In the event that either Party is delayed or prevented from or hindered in performing its obligations under this Agreement by a Force Majeure Event, such Party shall:

(1)

give notice in writing of such delay or prevention to the other party as soon as reasonably possible, stating the commencement date and extent of such delay or prevention, the cause of the delay or prevention and its estimated duration;

(2)	use all commercially reasonable endeavours to mitigate the effects of such delay or prevention on the performance of its obligations under this Agreement; and

(3)	resume performance of its obligations as soon as reasonably possible after the removal of the cause of the delay or prevention.

4.3

As soon as practicable following the affected Party’s notification, the Parties shall consult with each other in good faith and use commercially reasonable endeavours to address the Force Majeure Event and to facilitate the continued performance of this Agreement.

4.4

The affected Party shall notify the other Party as soon as practicable after the Force Majeure Event ceases or no longer causes the affected Party to be unable to comply with its obligations under this Agreement. Following such notification, this Agreement shall continue to be performed on the terms existing immediately prior to the occurrence of the Force Majeure Event unless agreed otherwise by the Parties.

5.	REPRESENTATIONS AND WARRANTIES

5.1	Each Party represents and warrants to the other Parties that:

(1)	such Party is a corporation or other legal entity duly organized, validly existing and in good standing (where such concept generally applies) under the laws of the jurisdiction of its organization;

(2)

such Party has all necessary corporate or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by such Party and no other proceedings on the part of such Party are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles;

(3)

none of the execution and delivery of this Agreement nor the consummation by such Party of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the memorandum and articles of association, charter, by-laws, memorandum, certificate of registration and business license, or other comparable document of such Party, (ii) breach or violate any applicable legal requirements or any judgment, order, decree, injunction or other determination or award by or with any Governmental Authority applicable to such Party, or by which any of the properties or assets of such Party are bound or (iii) conflict in any material respect with, result in a material violation or breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, any contract to which such Party is a party, except, in the case of sub-clause (ii) and (iii), as would not have a material adverse effect on the ability of such Party to perform its obligations hereunder; and

(4)

no consents, approvals or filings, other than any consents, approvals or filings obtained or made prior to the date hereof, are required to be obtained or made by such Party in connection with, or as a result of, the execution and delivery of this Agreement or any instrument or document required hereby to be executed and delivered by such Party on the date hereof.

6.	INTELLECTUAL PROPERTY

6.1	UTG acknowledges that any and all goodwill in the PLAYBOY brand derived from the provision of the Services shall inure to the exclusive benefit of Company.

7.	REGULATORY MATTERS AND COMPLIANCE

7.1	Company undertakes that in providing the Services, it shall, and shall use commercially reasonable efforts to ensure that its directors, officers, employees, agents, consultants and intermediaries:

(1)	abide by and comply with all Applicable Laws, including all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Data Security Laws; and

(2)	refrain from engaging in any transactions or activities that would violate any prohibitions or restrictions promulgated by any Sanctions Authority.

7.2	Cross Default. No Cross Default shall occur or have occurred, in each case which has not been cured within 30 days, during the term of this Agreement.

8.	INDEMNIFICATION; LIMITATION OF LIABILITY; DISCLAIMER

8.1

Company shall indemnify, defend, and hold harmless UTG and its officers, directors, employees, agents, affiliates, and successors (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to, arising out of or resulting from any third party claim arising out of or occurring in connection with (i) the gross negligence, willful misconduct or fraud of Company or its Affiliates in connection with this Agreement; or (ii) Company’s or its Affiliates’ performance of the Services in violation of Applicable Law.

8.2

Notwithstanding anything herein to the contrary, except for Losses actually paid to a third party under a Party’s indemnification obligations or liability arising from a Party’s fraud, neither Party shall be liable, and no claim shall be made by the Company to UTG or its Affiliates or by UTG or its Affiliates to the Company, for the following types of loss under this Agreement:

(1)	loss of revenue or loss of profits;

(2)	loss of business;

(3)	loss of agreements or contracts;

(4)	loss incurred or caused by any sub-licensees of UTG or its Affiliates;

(5)	loss of use or corruption of software, data or information;

(6)	loss of or damage to goodwill; and

(7)	consequential, incidental, indirect, exemplary, special or aggravated loss; and

(8)	unless actually awarded to a third party, punitive loss.

8.3

EXCEPT FOR LIABILITY ARISING FROM FRAUD, A CROSS DEFAULT, OR COMPANY’S INDEMNIFICATION OBLIGATIONS UNDER CLAUSE 8.1, IN NO EVENT SHALL COMPANY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AMOUNT ACTUALLY PAID TO COMPANY UNDER THIS AGREEMENT.

EXCEPT FOR LIABILITY ARISING FROM FRAUD, IN NO EVENT SHALL COMPANY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE EXCEED THE AMOUNT PAYABLE TO COMPANY UNDER THIS AGREEMENT.

8.4

The Company acknowledges and agrees that a Cross Default and the breach of Section 7.2 of this Agreement are material breaches of this Agreement. The Parties acknowledge and agree that the payment of all Costs pursuant to this Agreement are reasonably foreseeable as direct losses of UTG in the event of such Cross Default and contemplated by the Parties as direct losses of UTG hereunder, under the Share Purchase Agreement, and under the Shareholders Agreement in the event of such Cross Default.

9.	TERM AND TERMINATION

9.1	The term of this Agreement shall commence on the Effective Date and continue for a period of three years (the “Term”), unless terminated sooner pursuant to the terms of this Agreement.

9.2

This Agreement shall terminate with immediate effect upon termination of the Share Purchase Agreement, termination of the Shareholders Agreement, or mutual written agreement of the Parties to terminate this Agreement.

10.	NOTICES

10.1

All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by overnight prepaid courier, with a copy sent by email at the following addresses and email addresses (or at such other address and email address for a party as shall be specified by like notice) to:

if to UTG:

For the attention of:
Email:
Address:

with a copy (which shall not constitute notice) to:

For the attention of:

Email:

Address:

if to the Company:

For the attention of:
Email:
Address:

With a copy (which shall not constitute notice) to:
For the attention of:

Email:

Address:

10.2

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent on the date on which delivered by hand or courier, as the case may be, and addressed as aforesaid. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.	GENERAL

11.1

Amendments and Waivers. No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any amendment, variation, supplement, deletion or replacement however effected. Any waiver of any right or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

11.2

No Assignment. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company or UTG, as applicable.

11.3

Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. E-mailed copies of such executed counterparts to this Agreement shall be deemed to be originals for purposes of the effectiveness of this Agreement.

11.4	Severability.

(1)

In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party), it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable legal requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party).

(2)

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

11.5

Survival. In the event of termination of this Agreement pursuant to Clause 9, this Agreement shall become null and void and have no effect, and the further obligations of the Parties under this Agreement shall terminate, and there will be no liability on the part of any Party; provided that Clauses 8 to 12 (inclusive) shall survive any termination of this Agreement and no Party shall be relieved or released from any liability arising before termination.

11.6

No Agency. Each Party confirms it is acting on its own behalf and not for the benefit of any other person, and neither Party shall have authority or power to bind the other or to contract in the name of, or create a liability against, the other Party in any way or for any purpose. The Company shall not enter into any contracts or agreements in the name of UTG without the consent of UTG. Without limiting the generality of the foregoing, without prior written consent of the UTG, the Company shall not act as agent or representative of UTG with respect to any governmental approvals.

11.7

Third Party Rights. The Parties do not intend any term of this Agreement to be enforceable by any third party pursuant to the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong).

11.8

Entire Agreement. This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the transactions contemplated by this Agreement and the other Transaction Documents, and supersede any prior agreement, arrangement or understanding (whether oral or written) relating to the transactions contemplated by this Agreement. It is agreed that:

(1)

no Party has relied on or shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Party (or its Affiliates) in entering this Agreement;

(2)

except as expressly set forth in this Agreement, the Services are provided “as is” and each of UTG and the Company hereby disclaims all warranties (express or implied) with respect to the obligations under this Agreement, and all such other warranties are hereby expressly disclaimed;

(3)

any terms or conditions implied by Applicable Law in any jurisdiction in relation to this Agreement are excluded to the fullest extent permitted by Applicable Law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived.

12.	GOVERNING LAW AND JURISDICTION

12.1

This Agreement and any dispute or claim arising out of or in connection with this Agreement, any non contractual obligations arising out of or in connection with this Agreement, or the subject matter of this Agreement shall be governed by, and construed in accordance with, the substantive law of the State of Delaware in the United States of America.

12.2	Dispute Resolution.

(1)

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non contractual obligations arising out of or in connection with it (for the purposes of this Clause 12, a “Dispute”), shall be referred to and finally settled by arbitration administered by JAMS pursuant to, JAMS’ Comprehensive Arbitration Rules and Procedures excluding its optional arbitration appeal procedures (“Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause 12. Capitalized terms used in this Clause 12 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.

(2)	The seat of the arbitration shall be the British Virgin Islands.

(3)

The tribunal shall consist of three arbitrators. One arbitrator shall be nominated by the claimant party and one arbitrator shall be nominated by the respondent party. The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators. Notwithstanding the foregoing, all arbitrators shall be humans, and artificial intelligence arbitrators shall not be permitted.

(4)	The language of the arbitration shall be English.

(5)

The submission to arbitration in this Clause 12.2 shall not be construed as an intention by the parties to deprive any court or other governmental body or regulatory agency of its jurisdiction to provide interim relief or remedies. The award(s) shall be final and binding on the Parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UTG BRANDS MANAGEMENT GROUP LIMITED

By:	/s/ Liujun Wan /s/ Wenming Zhang
Name: Liujun Wan Wenming Zhang
Title: Director Director

PLAYBOY ENTERPRISES INTERNATIONAL, INC.

By:	/s/ Ben Kohn
Name: Ben Kohn
Title: Chief Executive Officer & President

[Signature Page to Brand Support Services Agreement]